Exhibit 4.1

FRANCO-NEVADA CORPORATION

AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

June 15, 2018

FRANCO-NEVADA CORPORATION

AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

1.	PURPOSE

The Plan (as defined below) of the Corporation (as defined below) provides a method for holders of Common Shares (as defined below) of the Corporation to purchase additional Common Shares by reinvesting cash dividends (less applicable withholding tax). Each such Common Share acquired pursuant to the Plan will be acquired without payment of brokerage commissions or service charges of any kind. Subject to discounts referred to below, Common Shares will be acquired at prevailing market prices (as described herein).

2.	SUMMARY OF BENEFITS TO PARTICIPANTS

Shareholders may wish to consider the following benefits to Participants (as defined below) in the Plan:

A.	There are no brokerage commissions or service charges for Common Shares purchased pursuant to the Plan and all administration costs (other than those identified herein) of the Plan will be paid by the Corporation. However, Participants who enrol in the Plan through a Nominee (as defined below) may be subject to fees charged by their Nominee.

B.	Full reinvestment of dividends (less applicable withholding tax) after any applicable Canadian non-resident withholding tax is achieved since the Plan permits fractions of Common Shares computed to six decimal places, to be credited to a Participant’s account.

C.	All Common Shares purchased under the Plan will be held for the Participant’s account by the Agent as agent on behalf of the Participant. The Agent will provide statements to each Participant following each Investment Period (as defined below).

D.	Participation in the Plan may be terminated by the Participants at any time subject to the notice and settlement requirements of the Plan.

3.	DEFINITIONS

“Agent” means Computershare Trust Company of Canada, or such other agent as is appointed by the Corporation from time to time to act as agent under the Plan;

“Average Market Price” has the meaning set out in Section 8 below;

“business day” means a day on which the Toronto Stock Exchange or the New York Stock Exchange (or any of its successors on which the Common Shares are then listed for trading) is open for business;

“CDS” means CDS Clearing and Depository Services Inc.;

“Common Shares” means the common shares in the capital of the Corporation as the same may be constituted from time to time;

“Corporation” means Franco-Nevada Corporation, and any successor corporation;

“Dividend Payment Date” means the date upon which a dividend is paid by the Corporation;

“DRS Advice” means Direct Registration System Advice, a record of the security transaction affecting a securityholder’s account on the books of an issuer as part of the Direct Registration System;

“Investment Period” means the period, after a dividend is paid by the Corporation, in which the Agent purchases Common Shares under the Plan;

“Market Acquisition” has the meaning set out in Section 6 below;

“Nominee” refers to an intermediary such as a financial institution, broker, or other nominee who holds Common Shares registered in their own name on behalf of a beneficial owner of Common Shares who is eligible to participate in the Plan;

“Participants” mean registered holders or beneficial owners of at least one Common Share who, on the applicable record date for a cash dividend, are residents of Canada or the U.S. (or certain other eligible jurisdictions) and who are otherwise eligible to participate in the Plan and elect to do so by, in the case of registered holders, completing and delivering the appropriate authorization forms to the Agent or, in the case of beneficial owners, having their Nominee register through CDS, as more particularly described in the Plan;

“Plan” means this Amended and Restated Dividend Reinvestment Plan, as amended from time to time;

“Shareholder” means a registered holder of Common Shares or a beneficial owner of Common Shares, as the context requires; and

“Treasury Acquisition” has the meaning set out in Section 6 below.

4.	PARTICIPATION

Except as described below, a registered holder of Common Shares who is a resident of Canada or the U.S. (or in certain other eligible jurisdictions) is eligible to participate in the Plan at any time by enrolling some or all of their Common Shares and completing the required Reinvestment Enrollment – Participant Declaration Form (an “Enrollment Form”) and sending it to the Agent at the address referred to under the heading “Notices” or by enrolling online through the Agent’s self-service web portal, Investor Centre, at www.investorcentre.com/franco-nevada. Shareholders in other eligible jurisdictions may be allowed to participate in the Plan only if we determine that participation should be made available to those Shareholders taking into account the necessary steps to comply with the laws relating to the offering and the sale of Common Shares in the jurisdiction of those Shareholders and we determine, in our sole discretion, that such laws do not subject the Plan or the Corporation to additional legal or regulatory requirements. In making such determination, we may request such documentation as we deem necessary, including an opinion of legal counsel or undertakings from any intermediary.

An Enrollment Form may be obtained at any time upon request to the Agent by calling 1-800-564-6253 or by following the instructions provided on the Corporation’s website at www.franco-nevada.com.

CDS will provide separate instructions to the Agent regarding the extent of its participation in the Plan on behalf of beneficial Shareholders.

Beneficial owners of Common Shares whose Common Shares are not registered in their own name and who wish to participate in the Plan may only participate in the Plan if they: (i) transfer their Common Shares into their own name and then enrol in the Plan directly; or (ii) arrange for their Nominee to enrol in the Plan on their behalf by registering with CDS. Beneficial owners of Common Shares should contact their Nominee to provide instructions on how they would like to participate in the Plan. Once a Shareholder has enrolled in the Plan, participation continues automatically, unless terminated in accordance with the terms of the Plan.

Beneficial Shareholders in the United States whose Common Shares are registered through The Depository Trust Company are not currently eligible for participation in the Plan as, in 2014, The Depository Trust Company announced it had terminated its participation in dividend reinvestment plans for Canadian securities. If a Shareholder is a beneficial owner whose Common Shares are registered in the name of The Depository Trust Company, he or she may participate in the Plan by (i) directing his or her broker to transfer all or any number of whole Common Shares into his or her name and then enrolling such Common Shares in the Plan or (ii) making appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds the holder’s Common Shares to transfer all or any number of whole Common Shares into CDS and enrol in the Plan on the holder’s behalf.

Under the terms of the Plan, Participants direct the Agent to reinvest cash dividends (less applicable withholding tax) on all or some of the Common Shares and fractions thereof which are enrolled in the Plan.

A registered holder of Common Shares shall become a Participant with regard to the reinvestment of dividends as of the first Dividend Payment Date following receipt by the Agent of a duly completed Enrollment Form provided that the Enrollment Form is received not less than 5:00 p.m. (Toronto time) five (5) business days before the record date for the dividend payable on such Dividend Payment Date. If an Enrollment Form is received by the Agent less than five (5) business days before the record date for a particular dividend, that dividend will be paid to the Shareholder in the usual manner and participation in the Plan will commence with the next dividend. Dividend record dates for the Common Shares will be announced by the Corporation in advance.

Participants should note that Common Shares acquired outside of the Plan may not be registered in exactly the same name or manner as Common Shares enrolled in the Plan and therefore may not be automatically enrolled in the Plan. Participants purchasing additional Common Shares outside of the Plan are advised to contact the Agent to ensure that all Common Shares owned by them are enrolled in the Plan.

The Corporation, the Agent and any Nominee reserve the right to deny participation in the Plan, and to not accept an Enrollment Form from, any person or agent of such person who appears to be, or who the Corporation, the Agent or such Nominee has reason to believe is, subject to the laws of any jurisdiction which does not permit participation in the Plan in the manner sought by or on behalf of such person. Shareholders should be aware that certain Nominees may not allow participation in the Plan and the Corporation is not responsible for monitoring or advising which Nominees allow participation.

All funds received by the Agent under the Plan will be applied to the purchase of Common Shares. In no event will interest be paid to Participants on any funds held for investment under the Plan.

By enrolling in the Plan, whether directly as a Participant or indirectly through CDS or through a Nominee, a registered holder or beneficial owner of Common Shares, as applicable, shall be deemed to have: (i) represented and warranted to the Corporation and the Agent that they are eligible to participate in the Plan; (ii) appointed the Agent to receive from the Corporation, and directed the Corporation to credit the Agent with, all dividends (less any applicable withholding taxes) payable in respect of all Common Shares registered in the name of the Shareholder enrolled in the Plan or held under the Plan for its account or, in the case of an owner of Common Shares enrolled indirectly through CDS or through a Nominee, that are enrolled on its behalf in the Plan; and (iii) authorized and directed the Agent to reinvest such dividends (less any applicable withholding taxes) in Common Shares, all in accordance with the provisions of the Plan as set forth herein and otherwise upon and subject to the terms and conditions described herein.

The right to participate in the Plan is not assignable by a Participant.

5.	ADMINISTRATION

Computershare Trust Company of Canada (the “Agent”) acts as the Agent for the Participants under the Plan pursuant to an agreement which may be terminated by the Corporation or the Agent at any time upon thirty (30) days’ prior written notice to the other party. On each Dividend Payment Date, the Corporation shall pay to the Agent on behalf of the Participants all cash dividends payable in respect of such Participants’ Common Shares (less any applicable withholding taxes). The Agent shall use such funds to purchase Common Shares for the Participants. Common Shares purchased under the Plan will be registered in the name of the Agent, as agent for Participants in the Plan. Should Computershare Trust Company of Canada cease to act as Agent under the Plan, another agent will be designated by the Corporation, in its discretion.

6.	SOURCE OF COMMON SHARES

The Common Shares acquired by the Agent under the Plan will be, at the Corporation’s election, determined from time to time, either newly issued Common Shares acquired from the Corporation (a “Treasury Acquisition”) or Common Shares purchased on the Toronto Stock Exchange, the New York Stock Exchange or any other alternative Canadian open market, as applicable, (a “Market Acquisition”) at the Corporation’s option. The proceeds received by the Corporation from the issue of new Common Shares under the Plan will be used for general corporate purposes.

7.	METHOD OF PURCHASE

Cash dividends payable on Common Shares in the Plan (less any applicable withholding tax) will be paid to the Agent and applied automatically by the Agent in each Investment Period to the purchase of Common Shares for the Participant by way of a Treasury Acquisition or Market Acquisition, as determined by the Corporation in its sole discretion. Dividends paid will be subject to any applicable withholding tax.

A Participant’s account will be credited with the number of Common Shares, including fractions computed to six (6) decimal places, which is equal to the dividends (less applicable withholding tax) reinvested for such Participant divided by the applicable purchase price. Full reinvestment of dividends under the Plan is possible because fractions of Common Shares as well as whole Common Shares are credited to a Participant’s account. The rounding of any fractional interest is determined by the Agent using such methods as it deems appropriate in the circumstances.

Common Shares purchased pursuant to the Plan will be registered in the name of the Agent or its nominee, as agent for Participants.

8.	PRICE OF COMMON SHARES

Dividends on Common Shares otherwise payable to Participants will be paid to the Agent as agent for such Participants and will be applied to the purchase of Common Shares by the Agent either through a Treasury Acquisition or a Market Acquisition.

The Corporation does not control the price of Common Shares acquired under the Plan. The purchase price allocated for each Common Share acquired by the Agent under the Plan during each Investment Period (the “Average Market Price”) will be:

(a)	in the case of a Treasury Acquisition, subject to the discount referred to below, the average closing price of the Common Shares (denominated in the currency in which the Common Shares trade on the applicable stock exchange) traded on the Toronto Stock Exchange, the New York Stock Exchange or any other alternative Canadian open market, as applicable, for the five (5) consecutive trading days on which at least a board lot of Common Shares traded ending on the day immediately prior to the applicable Dividend Payment Date; and

(b)	in the case of a Market Acquisition, the average price paid (excluding brokerage commissions, fees and all transaction costs) per Common Share (denominated in the currency in which the Common Shares trade on the applicable stock exchange) purchased by the Agent on behalf of Participants on the Toronto Stock Exchange, the New York Stock Exchange or any other alternative Canadian open market, as applicable, for all Common Shares purchased in respect of an Dividend Payment Date under the Plan. The Agent will acquire the applicable aggregate number of Common Shares by a Market Acquisition in a manner, provided herein, on the applicable Dividend Payment Date or such date or dates as soon as practicable within three (3) trading days immediately after the Dividend Payment Date unless otherwise directed by the Corporation.

In the case of a Treasury Acquisition, there may be a discount of up to 5% from the Average Market Price. The Corporation will determine from time to time and in its sole discretion the amount of any applicable discount. The Corporation will announce by way of press release and in dividend announcements any applicable discount from the Average Market Price.

9.	COSTS

There is no brokerage commission payable by Participants with respect to Common Shares purchases under the Plan because the Corporation is responsible for any brokerage fees associated with purchases under the Plan. A Participant will be responsible for brokerage commissions on a sale of Common Shares effected by the Agent as described under “Termination of Participation”. All administrative costs of the Plan are paid by the Corporation. However, Participants who enrol in the Plan through their Nominee may be subject to charges by their Nominee.

10.	STATEMENTS OF ACCOUNT

The Agent will maintain an account for each Participant. A statement of account will be mailed by the Agent to each Participant on a quarterly basis approximately two to three weeks after the completion of each Investment Period.

Such statement of account will set out the amount of cash dividends paid on the Participant’s Common Shares, the number of Common Shares purchased under the Plan, the purchase price per share and the updated total number of Common Shares being held by the Agent for the Participant in his or her account. These statements of account are a Participant’s continuing record of the cost of purchases and Participants are solely responsible for retaining all such statements for tax and other purposes. In addition, each Participant will receive the appropriate information annually from the Agent for reporting dividends on the Common Shares for tax purposes.

11.	WITHDRAWAL OF PLAN SHARES

Common Shares purchased under the Plan for a Participant will be held in the name of the Agent, or its nominee, for such Participant and reported on the Participant’s statement of account. However, a registered Participant who does not wish to terminate participation in the Plan may obtain a certificate or DRS Advice for any number of whole Common Shares held in his or her account by duly completing the withdrawal portion of the voucher located on the reverse of the statement of account and delivering it to the Agent or by following the instructions at the Agent’s Investor Centre web portal, at www.investorcentre.com/franco-nevada. A certificate or DRS Advice will not be issued for a fraction of a Common Share.

Plan accounts for a Participant will be maintained in the name in which certificates and DRS Advices, as applicable, were registered with the Corporation at the time such Participant enrolled in the Plan. Consequently, a certificate or DRS Advice for whole Common Shares withdrawn from the account maintained for a Participant by the Agent will be registered in the same manner when issued.

Common Shares being held by the Agent for a Participant pursuant to the Plan may not be pledged, sold or otherwise disposed of by a Participant. A registered Participant who wishes to do so must request that a certificate or DRS Advice for the required number of Common Shares be issued before such action may be taken. Beneficial Participants should contact their Nominee to determine the procedures for any such action.

A certificate or DRS Advice will generally be issued to a Participant within three (3) weeks of receipt by the Agent of a Participant’s written request.

A registered Participant may request the sale of any number of whole Common Shares on his or her behalf without terminating the registered Participant’s participation in the Plan by delivering written instructions to the Agent, which instructions may be delivered to the Agent personally, by courier, by mail, by facsimile or by any other electronic method acceptable to the Agent. In this event, the Agent will sell such shares through a broker-dealer designated by the Agent from time to time. The registered Participant will be charged a commission by the broker-dealer, which commission will be deducted from the cash proceeds of the sale to be paid to the registered Participant. Commissions charged on such sales will be charged at the customary rates charged from time to time by the broker-dealer. The proceeds of such sale, less brokerage commissions and transfer and withholding taxes, if any, will be paid to the selling Participant by the Agent. Common Shares in a Participant’s account held pursuant to the Plan that are sold may be commingled with Common Shares of other selling Participants, in which case, the proceeds to each selling Participant will be based on the average sale price of all Common Shares so commingled and sold on the same day.

12.	TERMINATION OF PARTICIPATION

Participation in the Plan may be terminated by a registered Participant by duly completing the termination portion of the voucher on the reverse side of the statement of account signed by the registered Participant and delivering it to the Agent no later than 5:00 p.m. (Toronto time) five (5) business days before the record date or by following the instructions at the Agent’s Investor Centre web portal, at www.investorcentre.com/franco-nevada.

When a registered Participant terminates participation in the Plan, the Participant will receive from the Agent a certificate or DRS Advice for the whole number of Common Shares held in the Participant’s account and a cash payment for any fraction of a Common Share which will be converted by the Agent at the prevailing market price at the time of sale.

A registered Participant may also request the sale of all the Common Shares held for his or her account pursuant to the Plan by duly completing the termination portion of the voucher on the reverse side of the statement of account and delivering it to the Agent. In this event, the Agent will sell such shares through a broker-dealer designated by the Corporation from time to time. If the request is received less than five (5) business days before a record date for a dividend, or between a record date and a Dividend Payment Date, the request will be processed within three (3) weeks after the applicable Dividend Payment Date. No terminations will be processed between a record date and the completion of the applicable Investment Period. The registered Participant will be charged a commission by the broker-dealer, which commission will be deducted from the cash proceeds of the sale to be paid to the registered Participant. Commissions charged on such sales will be charged at the customary rates charged from time to time by the broker-dealer. The proceeds of such sale, less brokerage commissions and transfer and withholding taxes, if any, will be paid to the terminating Participant by the Agent. Common Shares in a Participant’s account held pursuant to the Plan that are sold may be commingled with Common Shares of other terminating Participants, in which case, the proceeds to each terminating Participant will be based on the average sale price of all Common Shares so commingled and sold on the same day.

Participation in the Plan for a registered Participant will be terminated upon receipt by the Agent of evidence of the death of a Participant from such Participant’s duly appointed legal representative. In such case, a certificate or DRS Advice for the whole number of Common Shares in the Participant’s account will be issued in the name of the deceased Participant and/or the name of the estate of the deceased Participant, as appropriate, along with a cash payment for any fraction of a Common Share in the account which will be converted by the Agent at the prevailing market price at the time of sale. Requests for issuance of a certificate, DRS Advice and/or a cash payment for a fractional Common Share in the name of an estate must be accompanied by appropriate documentation.

Non-registered Participants should contact their Nominee to determine the procedures for terminating their participation in the Plan.

After termination of a Shareholder’s participation in the Plan, all dividends on such Shareholder’s Common Shares will no longer be paid to the Agent.

The Corporation reserves the right to terminate participation in the Plan if the number of Common Shares purchased for a Participant under the Plan is less than one (1) Common Share over a period of twelve (12) consecutive months. Upon termination by the Corporation pursuant to this provision, the Agent will sell fractional Common Shares in the Participant’s account and pay the Participant the proceeds of such sale, net of brokerage commissions, transfer taxes and withholding taxes, if any, together with a cash payment for any fraction of a Common Share in the account which will be converted by the Agent at the prevailing market price at the time of sale.

All cash payments in respect of fractional Common Shares under the Plan to be paid pursuant to the terms of this Plan will be calculated based on the price received by the Agent in respect of the sale of the Common Shares on Canadian open markets, including the facilities of the Toronto Stock Exchange or the alternative Canadian open market or the New York Stock Exchange, on the date on which the termination is processed by the Agent.

A Participant having a Canadian mailing address as shown on the records of the Agent will receive payment in Canadian currency and a Participant having a non-Canadian mailing address as shown on the records of the Agent will receive payment in United States currency.

13.	RIGHTS OFFERINGS

If the Corporation makes available to its registered holders of Common Shares any rights to subscribe for additional Common Shares or other securities, rights certificates or similar instruments will, subject to compliance with applicable laws and regulations, be forwarded to Participants in the Plan, or to CDS or another Nominee, as applicable, in proportion to the number of whole Common Shares owned, including Common Shares being held for them by the Agent. Such rights will not be made available for any fraction of a Common Share held for a Participant.

14.	STOCK DIVIDENDS AND SHARE SUBDIVISIONS

Any stock dividends on the Common Shares will be credited to a Participant’s account based on whole and fractional Common Shares being held for a Participant by the Agent. Common Shares resulting from a share subdivision will also be credited to a Participant’s account based on whole and fractional Common Shares being held for a Participant by the Agent. Certificates and DRS Advices for Common Shares resulting from such a stock dividend or share subdivision with respect to Common Shares held in certificate form by a Participant will be mailed directly to the Participant in the same manner as to Shareholders who are not participating in the Plan.

15.	SHARE VOTING

Whole Common Shares held in a Participant’s account by the Agent will be voted in the same manner as Common Shares held by a Shareholder in certificate form or pursuant to a DRS Advice, either by proxy or by the Participant in person. Shares for which instructions are not received will not be voted. A fractional Common Share does not carry the right to vote.

16.	RESPONSIBILITIES OF THE CORPORATION AND THE AGENT

Neither the Corporation nor the Agent shall be liable for any act or for any omission to act in connection with the operation of the Plan including, without limitation, any claims for liability:

(a)	with respect to any failure by CDS or a Nominee to enrol or not enrol in the Plan any holder of Common Shares (or, as applicable, any Common Shares held on such holder’s behalf) in accordance with the Shareholder’s instructions or to not otherwise act upon a Shareholder’s instructions;

(b)	with respect to the continued enrollment in the Plan of any Shareholder (or, as applicable, any Common Shares held on such Shareholder’s behalf) until receipt of all necessary documentation as provided herein required to terminate participation in the Plan;

(c)	arising out of the failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death;

(d)	with respect to the prices and times at which Common Shares are purchased on the open market for the account of or on behalf of a Participant;

(e)	with respect to any decision to amend or terminate the Plan in accordance with the terms hereof;

(f)	with respect to any determination made by the Corporation or the Agent regarding a Shareholder’s eligibility to participate in the Plan or any component thereof, including the cancellation of a Shareholder’s participation for failure to satisfy eligibility requirements; or

(g)	with respect to any taxes or other liabilities payable by a Shareholder in connection with their Common Shares or their participation in the Plan.

By enrolling in the Plan, Participants should acknowledge that neither the Corporation nor the Agent can assure a profit or protect them against a loss on the Common Shares purchased under the Plan.

17.	RISK OF MARKET PRICE FLUCTUATIONS

A Participant’s investment in Common Shares acquired under the Plan is no different from an investment in Common Shares directly held. Accordingly, neither the Corporation nor the Agent can assure a profit or protect Participants against a loss on Common Shares acquired under the Plan and each Participant shall bear the risk of loss and realize the benefits of any gain from market price changes or otherwise with respect to Common Shares acquired under the Plan.

18.	AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

The Corporation reserves the right to amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of the Participants. Where required, amendments to the Plan will be subject to the prior approval of the Toronto Stock Exchange and the New York Stock Exchange, as applicable. All Participants will be sent written notice or be informed by way of news release of the Corporation of any such amendment, suspension or termination. In the event of termination of the Plan by the Corporation, the Agent will send to the Participants (or to their Nominees, as applicable) certificates or DRS Advices for whole Common Shares held for Participants’ accounts under the Plan and cheques in payment for any remaining fractions of Common Shares in Participants’ accounts which will be based on the prevailing market price of the time of sale. In the event of suspension of the Plan by the Corporation, no investment will be made by the Agent during the Investment Period immediately following the effective date of such suspension. Any dividends on the Common Share subject to the Plan and paid after the effective date of such suspension will be remitted by the Agent to the Participants (without interest or deduction thereon except applicable withholding tax).

19.	RULES AND REGULATIONS

The Corporation, in conjunction with the Agent, may from time to time adopt rules and regulations to facilitate the administration of the Plan. The Corporation also reserves the right to regulate and interpret the Plan as it deems necessary or desirable to ensure the efficient and equitable operation of the Plan.

20.	COMPLIANCE WITH LAWS

The operation and implementation of the Plan is subject to compliance with all applicable legal requirements, including obtaining all appropriate regulatory approvals and exemptions from registration and prospectus requirements, and the requirements of any stock exchange on which the Common Shares are listed. The Corporation may limit the Common Shares issuable under the Plan in connection with any discretionary exemptive relief relating to the Plan granted by any securities regulatory authority.

21.	GOVERNING LAW

The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

22.	CURRENCY

All monetary amounts identified in the Plan are in Canadian and United States dollars, unless otherwise expressly stated.

23.	TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations

The following is a summary of principal Canadian federal income tax considerations generally applicable to Shareholders who participate in the Plan. This summary is of a general nature only, is not exhaustive of all possible tax considerations and is not intended to be legal or tax advice to any particular Shareholder.

This summary is provided by and on behalf of the Corporation and not the Agent. The summary is for general information only and is not intended to be legal or tax advice to any particular Shareholder. Shareholders, including Shareholders in jurisdictions other than Canada or the United States, are urged to consult their own tax advisors as to their particular circumstances.

Certain Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) and the Income Tax Regulations (the “Regulations”) generally applicable to a Participant (a “Specified Participant”) that, at all relevant times, for purposes of the Tax Act, deals at arm’s length with and is not affiliated with the Corporation and holds Common Shares as capital property, all within the meaning of the Tax Act.

This summary does not apply to a Participant: (i) that is a “financial institution” for purposes of the “mark-to-market” rules in the Tax Act; (ii) that is a “specified financial institution”; (iii) an interest in which is or would constitute a “tax shelter investment”; (iv) that has entered or will enter into, with respect to the Common Shares, a “synthetic disposition arrangement” or a “derivative forward agreement”; (v) that is a corporation resident in Canada that is or becomes a part of a transaction or event or series of transactions or events to which the foreign affiliate dumping rules in section 212.3 of the Tax Act apply; (vi) that reports its “Canadian tax results” in a currency other than Canadian currency; or (vii) that is exempt from tax under the Tax Act, all as defined in the Tax Act. Such Participants should consult their own tax advisor.

This summary is based upon the current provisions of the Tax Act and the Regulations in force as of the date hereof, specific proposals to amend the Tax Act and the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to such date (the “Tax Proposals”), and the current published administrative policies and assessing practices of the Canada Revenue Agency. This summary assumes that the Tax Proposals will be enacted in the form proposed and does not otherwise take into account or anticipate any changes in law or administrative practices, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ from the Canadian federal income tax considerations discussed herein. No assurance can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Participant under the Plan. This summary is not exhaustive of all Canadian federal income tax considerations applicable to Participants. Accordingly, Participants should consult their own tax advisor, with respect to the tax consequences applicable to them having regard to their own particular circumstances.

For the purposes of the Tax Act, all U.S. dollar amounts relating to the acquisition, holding or disposition of Common Shares must generally be expressed in Canadian dollars using the appropriate exchange rate determined in accordance with the detailed rules in the Tax Act in that regard. As a result, the amount required to be included in the income of a Specified Participant may be affected by virtue of fluctuations in the value of the U.S. dollar relative to the Canadian dollar.

Canadian Residents

This portion of the summary is generally applicable to a Specified Participant that, at all relevant times, for purposes of the Tax Act, is resident in Canada, or is deemed to be resident in Canada (a “Canadian Participant”).

The reinvestment of dividends under the terms of the Plan does not relieve a Canadian Participant from any liability for income taxes that may otherwise be payable on such amounts. In this regard, a Canadian Participant who participates in the Plan will be treated, for tax purposes, as having received, on each dividend payment date, a taxable dividend equal to the amount of the dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the Canadian Participant from a taxable Canadian corporation.

For example, in the case of a Canadian Participant who is an individual (including certain trusts), such dividends will be subject to the normal gross-up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit for “eligible dividends” properly designated as such by the Corporation. Taxable dividends received by such a Canadian Participant may give rise to minimum tax under the Tax Act, depending on the individual’s circumstances. In the case of a Canadian Participant that is a corporation, such dividends will be included in the Canadian Participant’s income and will normally be deductible in computing such Canadian Participant’s taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend by a Canadian Participant that is a corporation as proceeds of disposition or a capital gain. Canadian Participants that are corporations are urged to consult their own tax advisor having regard to their particular circumstances. A Canadian Participant that is a “private corporation” or “subject corporation” (as such terms are defined in the Tax Act) may be liable to pay a refundable tax under Part IV of the Tax Act on such dividends to the extent that such dividends are deductible in computing the Canadian Participant’s taxable income for the year. Other taxes could apply depending on the circumstances of the Canadian Participant.

If cash dividends are reinvested in Common Shares for a Canadian Participant under the Plan in a Treasury Acquisition, and if the Corporation determines to issue such Common Shares at a discount of up to 5%, at the discretion of the Corporation, from the Average Market Price, such discount should not give rise to a taxable benefit under the Tax Act to such Canadian Participant.

A Canadian Participant should not realize any additional income under the Tax Act when the Participant receives certificates for whole Common Shares previously credited to the Participant’s account under the Plan, either upon the Participant’s request, upon termination of participation in the Plan or upon termination of the Plan. Generally, one-half of any capital gain realized by a Canadian Participant on a disposition of a Common Share acquired pursuant to the Plan must be included in the Canadian Participant’s income for the year as a taxable capital gain. Subject to certain specific rules in the Tax Act, one-half of any capital loss realized by a Participant on a disposition of a Common Share in a taxation year will be an allowable capital loss which must be deducted from any taxable capital gains realized by the Canadian Participant in the year of disposition. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and under the circumstances discussed in the Tax Act.

When a Canadian Participant’s participation in the Plan is terminated by the Canadian Participant or the Corporation or when the Plan is terminated by the Corporation, the Canadian Participant may receive a cash payment. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances. A deemed dividend is treated in the manner described above in respect of dividends.

The disposition by a Canadian Participant to the Corporation of a fraction of a Common Share in consideration for cash (either upon the Canadian Participant’s request, upon termination of participation in the Plan or upon termination of the Plan) may give rise to a deemed dividend to the Canadian Participant as well as a capital gain or capital loss.

The cost to a Canadian Participant of Common Shares acquired under the Plan will be the price paid for those shares by the Canadian Participant. The adjusted cost base of such Common Shares to the Canadian Participant will be computed by averaging the cost of those shares with the adjusted cost base of all other Common Shares of the Corporation held by the Canadian Participant as capital property.

A Canadian Participant who disposes of or is deemed to have disposed of Common Shares acquired pursuant to the Plan (including on the disposition of a fraction of a Common Share in consideration for cash upon termination of participation in the Plan or upon termination of the Plan) will generally realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition of such Common Shares exceed (or are exceeded by) the aggregate of the adjusted cost base of such Common Shares immediately before the disposition or deemed disposition and any reasonable expenses associated with the disposition or deemed disposition. Canadian Participants will generally be subject to the tax treatment normally applicable under the Tax Act in respect of such capital gains or capital losses. For example, generally one-half of any such capital gain (a “taxable capital gain”) realized by a Canadian Participant must be included in the Canadian Participant’s income for the taxation year in which the disposition occurs. Capital gains realized by a Canadian Participant who is an individual (including certain trusts) may result in the individual paying minimum tax under the Tax Act. A Canadian Participant that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax on its “aggregate investment income” (as defined in the Tax Act) for the year, which is defined to include an amount in respect of taxable capital gains.

U.S. Residents

This portion of the summary is generally applicable to a Specified Participant that, at all relevant times: (i) is neither resident in Canada nor deemed to be resident in Canada for purposes of the Tax Act; (ii) is a resident of the U.S. and is a “qualifying person” within the meaning of the Canada-United States Income Tax Convention (1980), as amended (the “Treaty”); and (iii) does not use or hold and is not deemed to use or hold common shares in a business carried on in Canada (a “U.S. Resident Participant”). U.S. Resident Participants are urged to consult with their own tax advisor to determine their entitlement to benefits under the Treaty based on their particular circumstances.

Special rules, which are not discussed in this summary, may apply to a U.S. Resident Participant that is an insurer that carries on an insurance business in Canada and elsewhere or an authorized foreign bank (as defined in the Tax Act). Such U.S. Resident Participant should consult with their own tax advisor as to their particular circumstances.

The reinvestment of dividends under the terms of the Plan does not relieve a U.S. Resident Participant from any liability for income taxes that may otherwise be payable on such amounts. In this regard, a U.S. Resident Participant who participates in the Plan will be treated, for tax purposes, as having received, on each dividend payment date, a taxable dividend equal to the amount of the dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the U.S. Resident Participant from a taxable Canadian corporation.

All cash dividends paid on Common Shares held by a U.S. Resident Participant will generally be subject to the treatment under the Tax Act normally applicable to taxable dividends from taxable Canadian corporations even if such dividends are reinvested in Common Shares under the Plan on behalf of a U.S. Resident Participant. For example, such dividends will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the U.S. Resident Participant is entitled under the Treaty. Under the Treaty if the U.S. Resident Participant is the beneficial owner of such dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount in respect of such dividends to be reinvested under the Plan will be reduced by the amount of any such applicable withholding tax.

The disposition by a U.S. Resident Participant to the Corporation of a fraction of a Common Share in consideration for cash (either upon the U.S. Resident Participant’s request, upon termination of participation in the Plan or upon termination of the Plan) may give rise to a deemed dividend which is subject to withholding tax as well as capital gain or capital loss.

A U.S. Resident Participant will not be subject to tax under the Tax Act in respect of any capital gain realized by such U.S. Resident Participant on a disposition of Common Shares (including upon the disposition of a fractional Common Share), unless the Common Shares constitute “taxable Canadian property” (as defined in the Tax Act) of the U.S. Resident Participant at the time of the disposition and the U.S. Resident Participant is not entitled to relief under the Treaty. Generally, as long as the Common Shares are listed on a “designated stock exchange” (which includes the Toronto Stock Exchange and the New York Stock Exchange) at a particular time, such shares will not constitute taxable Canadian property to a U.S. Resident Participant at such time unless at any time during the sixty (60) month period that ends at that time: (a) the U.S. Resident Participant, persons with which the U.S. Resident Participant does not deal at arm’s length, partnerships whose members include, either directly or indirectly through one or more partnerships, the U.S. Resident Participant or persons which do not deal at arm’s length with the U.S. Resident Participant, or any combination of them, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Corporation; and (b) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in (i), (ii) and (iii), whether or not such property exists. U.S. Resident Participants holding Common Shares that constitute taxable Canadian property should consult their own tax advisor.

United States Income Tax Considerations for U.S. Participants

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) that participates in the Plan (referred to as a “U.S. Participant”). This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Participant arising from and relating to the acquisition, ownership and disposition of Common Shares acquired pursuant to the Plan. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Participant that may affect the U.S. federal income tax consequences to such U.S. Participant, including specific tax consequences to a U.S. Participant under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Participant. This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax consequences to U.S. Participants of the acquisition, ownership and disposition of Common Shares acquired pursuant to the Plan. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective participant in the Plan should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Common Shares acquired pursuant to the Plan.

No ruling from the United States Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of Common Shares acquired pursuant to the Plan. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available as of the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Common Shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Participants Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Participants that are subject to special provisions under the Code, including, but not limited to, the following: (a) U.S. Participants that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Participants that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Participants that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) U.S. Participants that have a “functional currency” other than the U.S. dollar; (e) U.S. Participants that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Participants that acquire Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Participants that hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) U.S. Participants that own or have owned (directly, indirectly, or by attribution) 10 percent or more of the total combined voting power or value of all outstanding shares of the Corporation; or (i) U.S. Participants that are U.S. expatriates or former long-term residents of the United States. U.S. Participants that are subject to special provisions under the Code, including, but not limited to, U.S. Participants described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Common Shares and participation in the Plan.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such owner. Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of Common Shares and participation in the Plan.

Ownership and Disposition of Common Shares

The following discussion is subject to the rules described below under the heading “Passive Foreign Investment Company Rules.”

Tax Considerations Relating to Dividend Reinvestment

In the case of a treasury acquisition, a U.S. Participant will be treated as receiving a distribution for U.S. federal income tax purposes in an amount equal to the fair market value of the Common Shares acquired pursuant to the Plan plus the amount of any Canadian withholding tax withheld therefrom. The fair market value of the Common Shares so acquired will be equal to the average of the high and low sale prices of the Common Shares on the dividend payment date, which amount may be higher or lower than the average market price used to determine the number of Common Shares so acquired pursuant to the Plan. In the case of a market acquisition, a U.S. Participant will be treated as receiving a distribution for U.S. federal income tax purposes in an amount equal to the amount of the dividend used to purchase Common Shares on the open market (without reduction for any Canadian tax withheld from such dividend) and to pay any brokerage commissions, fees, transaction costs, or other related charges. The amount of any such distribution to a U.S. Participant (reduced by any Canadian tax withheld from such distribution) generally will be such U.S. Participant’s tax basis in the Common Shares acquired pursuant to the Plan. A U.S. Participant’s holding period for such Common Shares will begin on the day following the date of acquisition.

Any distribution to a U.S. Participant described in the preceding paragraph generally will be subject to U.S. federal income tax in the same manner as cash distributions described below under the heading “Distributions Generally.” If U.S. backup withholding tax applies to any dividends paid that are to be reinvested in Common Shares, the number of Common Shares credited to a U.S. Participant’s account will be reduced as a result of such backup withholding. Tax information reporting generally will apply to dividends reinvested in Common Shares by a U.S. Participant pursuant to the Plan. See the discussion below under the heading “Additional Considerations – Backup Withholding and Additional Information Reporting.”

Distributions Generally

A U.S. Participant that receives a distribution, including a constructive distribution, with respect to a Common Share will be required to include the amount of such distribution in gross income as a dividend (including the amount of any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Corporation, as calculated for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated earnings and profits of the Corporation, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Participant’s tax basis in the Common Shares and thereafter as gain from the sale or exchange of such Common Shares. (See “Sale or Other Taxable Disposition of Common Shares” below.) However, the Corporation may not calculate earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Participant should therefore assume that any distribution by the Corporation with respect to the Common Shares will be treated as ordinary dividend income for U.S. federal information reporting purposes.

Subject to certain holding period and other requirements, dividends received by non-corporate U.S. Participants from a “qualified foreign corporation” may be eligible for reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for these purposes and that includes an exchange of information provision. The U.S. Treasury has determined that the Canada-U.S. Tax Convention meets these requirements, and the Corporation believes that it is eligible for the benefits of the Canada-U.S. Tax Convention. A foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on ordinary shares that are readily tradeable on an established securities market in the United States. U.S. Treasury guidance indicates that the Corporation’s Common Shares are readily tradeable on an established securities market in the United States. However, there can be no assurance that the Common Shares will be considered readily tradeable on an established securities market in future years. If the Corporation is classified as a PFIC (as defined below) in the taxable year of distribution or in the preceding taxable year, then dividends received by U.S. Participants will not be qualified dividends. Dividends received by corporate U.S. Participants generally will not be eligible for the “dividends received deduction.” The dividend rules are complex, and each U.S. Participant should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

Upon the sale or other taxable disposition of Common Shares, a U.S. Participant generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Participant’s tax basis in such Common Shares sold or otherwise disposed of. A U.S. Participant’s tax basis in Common Shares generally will be such participant’s U.S. dollar cost for such shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Common Shares have been held for more than one year.

Preferential tax rates apply to long-term capital gain of a U.S. Participant that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Participant that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company Rules

If the Corporation were to constitute a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) for any year during a U.S. Participant’s holding period, then certain different and potentially adverse U.S. federal income tax rules would affect the U.S. federal income tax consequences to a U.S. Participant resulting from the acquisition, ownership and disposition of Common Shares. The U.S. Treasury Department has not issued specific guidance on how the income and assets of a non-U.S. corporation such as the Corporation will be treated under the PFIC rules.

The Corporation generally will be a PFIC for any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, (a) 75 percent or more of its gross income is passive income (the “income test”) or (b) 50 percent or more of its assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market values of such assets (the “asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources. “Passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Passive income generally excludes active business gains arising from the sale of commodities, if substantially all of a foreign corporation’s commodities are stock in trade or inventory, real and depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business, and certain other requirements are satisfied.

Under certain attribution rules, if the Corporation were a PFIC, U.S. Participants would generally be deemed to own their proportionate share of the Corporation’s direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”), and would be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC upon the sale of the Common Shares of the Corporation, as well as their proportionate share of (a) any “excess distributions” (as discussed below) on the stock of a Subsidiary PFIC and (b) any gain realized upon the disposition or deemed disposition of stock of a Subsidiary PFIC by the Corporation or by another Subsidiary PFIC, both as if such U.S. Participants directly held the shares of such Subsidiary PFIC. If the Corporation were classified as a PFIC for any taxable year in which a U.S. Participant held Common Shares, then the Corporation generally would continue to be classified as a PFIC with respect to such U.S. Participant for any subsequent taxable year in which the U.S. Participant continued to hold Common Shares, even if the Corporation’s income or assets would not cause it to be a PFIC in such subsequent taxable year, unless an exception were to apply.

The Corporation believes, on a more-likely-than-not basis, that it currently qualifies, and expects to continue to qualify in the future, for the active commodities business exception for purposes of the PFIC asset test and PFIC income test. Accordingly, the Corporation believes, on a more-likely-than-not basis, that it was not a PFIC for its taxable year ended December 31, 2017, and, based on its current and anticipated business activities and financial expectations, the Corporation expects, on a more-likely-than-not basis, that it will not be a PFIC for its current taxable year and for the foreseeable future. However, the Corporation believes that it was a PFIC for its taxable year ended December 31, 2011, and prior taxable years.

The determination as to whether any corporation was, or will be, a PFIC for a particular taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations and uncertainty. In addition, there is limited authority on the application of the active commodities exception and other relevant PFIC rules to entities such as the Corporation and its subsidiaries. Accordingly, there can be no assurance that the IRS will not challenge the views of the Corporation (or a Subsidiary PFIC, as defined above) concerning its PFIC status. In addition, whether any corporation will be a PFIC for any taxable year depends on its assets and income over the course of such taxable year, and, as a result, the Corporation’s PFIC status for its current taxable year and any future taxable year cannot be predicted with certainty. Each U.S. Participant should consult its own tax advisor regarding the PFIC status of the Corporation and any Subsidiary PFIC.

If the Corporation were a PFIC for any taxable year in which a U.S. Participant held Common Shares, and such U.S. Participant had not made an effective QEF Election or Mark-to-Market Election under the PFIC rules (as defined and more fully described below) with respect to its Common Shares, then such holder generally would be subject to special rules with respect to “excess distributions” made by the Corporation on the Common Shares and with respect to gain from the direct or indirect disposition of Common Shares. An “excess distribution” generally would include the excess of distributions made with respect to the Common Shares to a U.S. Participant in any taxable year over 125% of the average annual distributions made to such U.S. Participant by the Corporation during the shorter of the three preceding taxable years or such U.S. Participant’s holding period for the Common Shares. Generally, a U.S. Participant would be required to allocate any excess distribution or gain from the direct or indirect disposition of the Common Shares ratably over its holding period for the Common Shares. Amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior taxable years would be taxed at the highest tax rate in effect for ordinary income for each such year. In addition, an interest charge would apply.

If the Corporation were a PFIC for any taxable year in which a U.S. Participant held Common Shares, and such U.S. Participant had made a timely and effective election to treat the Corporation as a “qualified electing fund” (a “QEF Election”) for the first taxable year of such U.S. Participant’s holding period in which the Corporation were classified as a PFIC, then such U.S. Participant generally would not be subject to the PFIC rules described in the preceding paragraph. Instead, such U.S. Participant would be subject to U.S. federal income tax on such holder’s pro rata share of (a) the net capital gain of the Corporation, which would be taxed as long-term capital gain to such U.S. Participant, and (b) the ordinary earnings of the Corporation, which would be taxed as ordinary income to such U.S. Participant. A QEF Election, once made, would be effective with respect to such U.S. Participant’s Common Shares for all subsequent taxable years in which the Corporation were treated as a PFIC, unless the QEF Election were invalidated or terminated or the IRS were to consent to revocation of the QEF Election. The QEF Election cannot be made unless the Corporation provides or makes available certain information. To facilitate the making of QEF Elections by U.S. Participants, for each taxable year that the Corporation is classified as a PFIC, the Corporation intends to: (a) make available to U.S. Participants, upon written request, a “PFIC Annual Information Statement” and (b) upon written request, use commercially reasonable efforts to provide all additional information that such U.S. Participant is required to obtain in connection with maintaining such QEF Election with regard to the Corporation or any of its Subsidiary PFICs. The Corporation may provide such information on its website (www.franco-nevada.com). U.S. Participants considering the QEF Election should note that a QEF Election with respect to Common Shares would not apply to any Subsidiary PFICs. Consequently, unless a U.S. Participant makes a QEF Election with respect to any Subsidiary PFIC, it could be subject to the adverse tax consequences described above with respect to any interests in a Subsidiary PFIC. In light of the uncertainties described above, the Corporation has provided such information for all taxable years through 2016 despite its belief on a more-likely-than-not basis that it was not a PFIC for any taxable year after 2011; however, the Corporation reserves the right to and may discontinue this practice in the future.

If the Corporation were a PFIC for any taxable year in which a U.S. Participant held Common Shares, and such U.S. Participant had made a timely and effective “mark to market” election (a “Mark-to-Market Election”) in the first taxable year of such U.S. Participant’s holding period in which the Corporation were classified as a PFIC, then such U.S. Participant generally would not be subject to the PFIC rules described in the preceding paragraphs. Instead, such holder generally would include in ordinary income, for each taxable year in which the Corporation were a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares, as of the close of such taxable year over (b) such U.S. Participant’s adjusted tax basis in such Common Shares. The U.S. Participant would be entitled to deduct as an ordinary loss each year the excess of its adjusted tax basis in the Common Shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Market Election. A U.S. Participant’s adjusted tax basis in the Common Shares would be increased by the amount of any income inclusion and decreased by the amount of any deductions under the Mark-to-Market Election rules. In addition, upon a sale or other taxable disposition of Common Shares, a U.S. Participant that made a Mark-to-Market Election would recognize ordinary income or ordinary loss (but only to the extent such loss did not exceed the net amount of previously included income as a result of the Mark-to-Market Election). A Mark-to-Market Election would apply to the taxable year in which such election is made and to each subsequent taxable year, unless the Common Shares were to cease to be “marketable stock,” the U.S. Participant were to mark the Common Shares to market under non-PFIC provisions of the Code, or the IRS were to consent to the revocation of such election. The Mark-to-Market Election is expected to be available with respect to the Corporation, provided that the Common Shares are “regularly traded” for U.S. federal income tax purposes, which is expected to be the case. However, the Mark-to-Market Election will not be available with respect to any Subsidiary PFIC. Accordingly, U.S. Participants making a Mark-to-Market Election would be subject to unfavorable tax consequences described above with respect to any Subsidiary PFIC.

In any year in which the Corporation is classified as a PFIC, a U.S. Participant generally will be required to file an annual report with the IRS containing certain information regarding such holder’s interest in the Corporation (or a Subsidiary PFIC), subject to certain exceptions. A failure to satisfy such reporting requirement could result in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. Participant. The PFIC rules are complex, and each U.S. Participant should consult its own tax advisor regarding the foregoing reporting requirements, the advisability of making a QEF Election or Mark-to-Market Election, and any other tax consequences under the PFIC rules of acquiring, owning and disposing of Common Shares.

Additional Considerations

Tax on Net Investment Income

Certain individuals, estates and trusts whose income exceeds certain thresholds are required to pay a 3.8 percent additional tax on “net investment income,” including, among other things, dividends and net gain from disposition of property (other than property held in a trade or business). Accordingly, dividends on and capital gain from the sale or other taxable disposition of the Common Shares may be subject to this additional tax.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Participant in foreign currency, or received by a U.S. Participant in foreign currency on the sale, exchange or other taxable disposition of Common Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Participant generally will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Participant who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S.-source income or loss for foreign tax credit purposes. Each U.S. Participant should consult its own tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Participant that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Participant, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Participant’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Participant’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Participant during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Participant’s U.S. federal income tax liability that such U.S. Participant’s “foreign source” taxable income bears to such U.S. Participant’s worldwide taxable income. In applying this limitation, a U.S. Participant’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation should be treated as foreign-source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Participant should be treated as U.S.-source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Common Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Participant. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex and involve the application of rules that depend upon a U.S. Participant’s particular circumstances. Each U.S. Participant should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Disclosure Requirements for Specified Foreign Financial Assets

Certain U.S. Participants that, during any taxable year, hold an interest in a “specified foreign financial asset” generally will be required to file with their U.S. federal income tax returns a statement on IRS Form 8938 setting forth certain information, if the aggregate value of all such assets exceeds certain threshold amounts. “Specified foreign financial assets” generally include financial accounts maintained with non-U.S. financial institutions and may also include Common Shares not held in accounts maintained with certain financial institutions. Substantial penalties may be imposed, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended, in the event of a failure to comply. U.S. Participants should consult their own tax advisor as to the possible application to them of this filing requirement.

Backup Withholding and Additional Information Reporting

Payments made within the United States or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Common Shares will generally be subject to information reporting. Such payments may also be subject to backup withholding tax if a U.S. Participant (a) fails to furnish such U.S. Participant’s correct U.S. taxpayer identification number (generally on Form W-9), (b) is notified by the IRS that such U.S. Participant has previously failed to properly report interest and dividend income, or (c) fails to certify, under penalty of perjury, that such U.S. Participant has furnished its correct U.S. taxpayer identification number, that the IRS has not notified such U.S. Participant that it is subject to backup withholding tax, and that such U.S. Participant is a U.S. person. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Participant’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Participant furnishes the required information to the IRS in a timely manner. Each U.S. Participant should consult its own tax advisor regarding the information reporting and backup withholding rules.

Tax consequences will vary depending on each U.S. Participant’s specific circumstances. Each U.S. Participant should discuss specific tax questions regarding participation in the Plan with one’s own tax advisor.

24.	WITHHOLDINGS

The Plan is subject to any withholding obligations that the Corporation may have with respect to taxes or other charges under applicable laws, and any amounts to be reinvested hereunder shall be net of any amounts required to be withheld.

25.	NOTICES

All notices required to be given under the Plan shall be mailed to each registered Participant (including CDS and financial institutions and stock brokerages holding Common Shares as registered holder on behalf of non-registered Participants) at the address shown on the records of the Agent or at a more recent address as furnished by the registered Participant.

Notices to the Agent shall be addressed as follows:

Computershare Trust Company of Canada
100 University Avenue, 8th Floor

North Tower

Toronto, Ontario

M5J 2Y1

Attention: Dividend Reinvestment Department

Or the National Customer Contact Centre at 1-800-564-6253

Or by visiting www.investorcentre.com/service

Notices to the Corporation shall be addressed as follows:

Franco-Nevada Corporation

199 Bay Street, Suite 2000, P.O. Box 285

Commerce Court West

Toronto, Ontario M5L 1G9

Attention: Chief Legal Officer

Fax No: 416-306-6330

26.	PLAN ADOPTION

The Plan was initially adopted by the Corporation on July 19, 2013 and amended and restated on June 15, 2018.